As filed with the Securities and Exchange Commission on February 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DuPont Fabros Technology, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-8718331
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1212 New York Avenue, N.W., Suite 900 Washington, D.C.	20005
(Address of principal executive offices)	(Zip code)

DuPont Fabros Technology, Inc. 2007 Equity

Compensation Plan

(Full title of the plan)

Hossein Fateh

President and Chief Executive Officer

DuPont Fabros Technology, Inc.

1212 New York Avenue, N.W. , Suite 900

Washington, D.C. 20005

(Name and address of agent for service)

(202) 728-0044

(Telephone number, including area code, of agent for service)

Copy to:

Stuart A. Barr, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,378,125 shares	$22.85	$31,490,157	$3,657

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on February 17, 2011.

Explanatory Note

DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”) is hereby registering 1,378,125 additional shares of common stock, par value $0.001 per share, for issuance under the DuPont Fabros Technology, Inc. 2007 Equity Compensation Plan (the “Plan”). The prior registration statement on Form S-8 related to the Plan (Registration No. 333-146804, referred to as the “Prior Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 18, 2007, is currently effective and, as permitted by General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

Pursuant to the terms of the Plan, on each January 1 during the term of the Plan, the maximum aggregate number of shares of common stock that may be issued under the Plan pursuant to the exercise of options and stock appreciation rights, the grant of stock awards or other-equity based awards and the settlement of performance units shall be increased by seven and one-half percent (7 1/2%) of any additional shares of common stock of the Company or interests in DuPont Fabros Technology, L.P. (the “Operating Partnership”) issued by the Company or the Operating Partnership (excluding increases in the number of outstanding shares of common stock (i) on account of the issuance of shares of common stock or LTIP units under the Plan, (ii) on account of the issuance of shares of common stock upon redemption of interests in the Operating Partnership or (iii) arising from certain adjustments in the number of outstanding equity awards, as described in Article XI of the Plan). The maximum aggregate number of shares of common stock that may be issued under the Plan is 11,655,525 shares.

The Company completed an underwritten offering in May 2010 and, in connection therewith, issued 13,800,000 additional shares of common stock. Accordingly, the Company is hereby registering 1,035,000 additional shares of common stock to be issued under the Plan, representing an automatic increase of 1,035,000 shares of common stock as of January 1, 2011.

In addition, the Company is hereby registering 343,125 additional shares of common stock that are available for issuance under the Plan, resulting from the Company’s issuance of 4,575,000 additional shares of common stock pursuant to the underwriters’ exercise of their overallotment option in the Company’s initial public offering in 2007.

Accordingly, the Company is hereby registering an aggregate of 1,378,125 additional common shares that are available for issuance under the Plan.

After giving effect to the registration of the additional 1,378,125 shares of common stock hereunder, an aggregate of 6,002,870 shares of common stock will have been registered for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by the Company on February 24, 2011;

•	Current Reports on Form 8-K filed by the Company on January 14, 2011, February 9, 2011 and February 22, 2011; and

•

The description of the Company’s common stock contained in the Registration Statement on Form 8-A, filed by the Company on October 16, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports, except that the Company is not incorporating any information not deemed to be filed with the Commission, including, without limitation, any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL, as a condition to advancement of expenses, we must obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our charter provides that we have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate our company to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer or (b) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of directors or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to a person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

In addition, we have entered into indemnification agreements with our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. Under such agreements, we must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction, in a final judgment, not subject to appeal, determines that the applicable standard of conduct necessary for indemnification by our company has not been met.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, relating to DuPont Fabros Technology, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, relating to DuPont Fabros Technology, L.P.

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on February 25, 2011.

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Hossein Fateh
Hossein Fateh President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hossein Fateh or Lammot J. du Pont and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lammot J. du Pont	Executive Chairman of the Board of Directors	February 25, 2011
Lammot J. du Pont

/s/ Hossein Fateh	President and Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2011
Hossein Fateh

/s/ Mark L. Wetzel	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	February 25, 2011
Mark L. Wetzel

/s/ Jeffrey H. Foster	Chief Accounting Officer (Principal Accounting Officer)	February 25, 2011
Jeffrey H. Foster

/s/ Michael A. Coke	Director	February 25, 2011
Michael A. Coke

/s/ Thomas D. Eckert	Director	February 25, 2011
Thomas D. Eckert

/s/ Frederick V. Malek	Director	February 25, 2011
Frederick V. Malek

/s/ John T. Roberts Jr.	Director	February 25, 2011
John T. Roberts Jr.

/s/ John H. Toole	Director	February 25, 2011
John H. Toole

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, relating to DuPont Fabros Technology, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, relating to DuPont Fabros Technology, L.P.

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).